Exhibit 99.1

REGEN BIOLOGICS RECEIVES FDA 510(K) CLEARANCE FOR ITS COLLAGEN SCAFFOLD DEVICE: THE MENAFLEX™ COLLAGEN MENISCUS IMPLANT

FDA Clearance Paves Way for Menaflex Product Launch in the U.S.

Hackensack, NJ – December 22, 2008 – ReGen Biologics (OTC: RGBO) (“ReGen”) announced today that it has received U.S. Food and Drug Administration (FDA) clearance to market the company’s collagen scaffold device, the Menaflex™ collagen meniscus implant.  The Menaflex was determined to be substantially equivalent through the premarket notification 510(k) process and is indicated for use in surgical procedures for the reinforcement and repair of soft tissue injuries of the medial meniscus.

The Menaflex implant is a device designed to guide new tissue growth using the body’s own healing process following removal of damaged meniscus tissue.  It provides a resorbable scaffold for the growth of new tissue in the meniscus.  Clinical benefits of the Menaflex product, previously known as the CMI®, were recently documented in the July 2008 issue of The Journal of Bone and Joint Surgery (“JBJS”) and available on the Company’s website at http://www.regenbio.com/usa/en/publications.php.  Additional publications presenting clinical data on use of the Menaflex device are also available on the Company’s website.

“We are extremely pleased that the FDA has considered the recommendations of the Orthopaedic and Rehabilitation Devices Advisory Panel in support of our collagen scaffold 510(k) and that the FDA agreed to enable U.S. marketing for this important product,” commented Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics.  “Today’s announcement represents the culmination of many years of effort on the part of the Company and the invaluable contribution of many supportive investors, advisors and surgeons, as we sought to bring the Menaflex product to the U.S. market,” Dr. Bisbee commented further.

Dr. Bisbee continued, “The potential market for ReGen’s Menaflex product includes a large portion of the estimated annual 1.3 million partial meniscectomies taking place world-wide and the growing backlog of patients who have undergone approximately 18 million partial meniscectomy procedures in the past 20 years.  The incidence of partial meniscectomies increases for those patients who have had previous procedures.  Approximately 65% of partial meniscectomies occur on the medial meniscus.  The United States currently represents over 50% of the world market for meniscus procedures.”

“With over a decade of clinical experience, we are proud that the Menaflex is the first device cleared by the FDA for repair and reinforcement of medial meniscus tissue.  We look forward to making this important product available to surgeons in the U.S. and giving them a potentially valuable new opportunity to provide benefit for their patients with first time or chronic meniscus injuries,” Dr. Bisbee concluded.

The Company has developed a detailed U.S. launch plan which leverages its experience in marketing the Menaflex in Europe, including surgeon training and surgical technique refinements.  The Company has conducted the necessary analysis for a favorable reimbursement pathway and initiated recruitment of successful independent sports medicine focused distributors.

The Company plans to seek expansion of the indication for use in the lateral meniscus through a new 510(k) application to be submitted to the FDA with data from its ongoing European post-market study.  The Company markets the Menaflex implant for both the medial and lateral indications in Europe.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets.  ReGen’s first approved product using its collagen scaffold technology is the Menaflex™ collagen meniscus implant.  Visit www.regenbio.com and www.menaflex.com for more information.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Contact:
Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com